IN THE UNITED STATES BANKRUPTCY COURT

                  FOR THE DISTRICT OF DELAWARE


In re:                             )    Chapter 11
                                   )
WHEREHOUSE ENTERTAINMENT, INC.,    )    Case No. 95-911(HSB)
and WEI HOLDINGS, INC.,            )
                                   )    Jointly Administered
                    Debtors.       )



           STIPULATION AND ORDER AUTHORIZING NAME
CHANGES IN FURTHERANCE OF IMPLEMENTATION OF DEBTORS' FIRST
                  AMENDED CHAPTER 11 PLAN
-----------------------------------------------------------------

          WHEREAS, Wherehouse Entertainment, Inc. ("Wherehouse") and WEI Holdings, Inc. ("Holdings" and together with Wherehouse, the "Debtors") filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") on August 2, 1995;

          WHEREAS, on January 6, 1997 this Court entered a
Findings of Fact, Conclusions of Law and Order Confirming
Debtors' First Amended Chapter 11 Plan Under Chapter 11 of the
Bankruptcy Code (the "Confirmation Order"), thereby confirming the Debtors First Amended Chapter 11 Plan, as revised for technical corrections on October 4, 1996 and supplemental amendments on December 2, 1996 and December 13, 1996 (as amended, the "Plan");

          WHEREAS, the Plan contemplates a sale of all of the assets of the Debtors' estates to Reorganized Wherehouse (as defined in the Plan), and that in connection therewith, a series of transactions will be completed in order for the Effective Date (as defined in the Plan) to occur;

          WHEREAS, the Debtors are each incorporated under the Delaware General Corporate Law (the "DGCL");

          WHEREAS, Reorganized Wherehouse was incorporated under the DGCL under the name "WEI Acquisition Co.";

          WHEREAS, pursuant to the Plan and WEI Acquisition Co.'s purchase of the Debtors' assets contemplated thereunder, WEI Acquisition Co. is purchasing the name "Wherehouse Entertainment, Inc." from the Debtors, and on and after the Effective Date, WEI Acquisition Co. desires to conduct business using the name "Wherehouse Entertainment, Inc.";

          WHEREAS, on and after the Effective Date, it is no longer necessary or desirable for Wherehouse to use the name
"Wherehouse Entertainment, Inc.";

          WHEREAS, on and after the Effective Date, Wherehouse intends to use the name "Wherehouse Dissolution Co.";

          WHEREAS, given that the Effective Date is currently expected to occur on or about January 31, 1997 and the Plan provides that on the Effective Date (i) any and all equity or ownership interests in the Debtors shall be canceled, and (ii) the Debtors' directors shall be terminated and are deemed to have resigned (see Plan, Sections 8.03 and 9.06), it may be extremely difficult to obtain the requisite corporate approval that is required under the DGCL for the changing of Wherehouse's name to "Wherehouse Dissolution Co." and the changing of WEI Acquisition Co.'s name to "Wherehouse Entertainment, Inc.";

          WHEREAS, section 303 of the DGCL provides that a Delaware corporation that has a plan of reorganization that was confirmed by a court of competent jurisdiction may put into effect and carry out the plan and the orders of the court relative thereto without further action by its directors or stockholders; and

          WHEREAS, the Confirmation Order provides that the Debtors and WEI Acquisition Co. are authorized, empowered and directed to take or cause to be taken any and all actions that may be necessary to enable them to consummate the Confirmation Order and to implement effectively the provisions of the Plan and all transactions related thereto (see Confirmation Order Paragraph 6, at 16).

          NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and between the Debtors and WEI Acquisition Co., by and through their respective undersigned counsel, as follows:

               1. The proper officers(s) of Wherehouse and WEI Acquisition Co. are hereby authorized to take whatever actions may be necessary and to execute all documents that may be required under the DGCL in order to effectuate the changing of Wherehouse's name to "Wherehouse Dissolution Co." or a derivation thereof that is acceptable to the Secretary of State for the State of Delaware and the changing of WEI Acquisition Co.'s name to "Wherehouse Entertainment, Inc.", including, but not limited to, filing with the Secretary of State for the State of Delaware the appropriate certificates of amendment pursuant to section 303 of the DGCL that effect the foregoing name changes.

               2.   This Stipulation may be executed in
counterparts, each of which shall be deemed an original, but together shall constitute one and the same instrument.

               3. The undersigned represent that they are duly authorized to execute this Stipulation on behalf of his or her respective client.

Dated:   January 30, 1997
          Wilmington, Delaware



 /s/ Robert S. Brady                  /s/ Karen C. Bifferato
----------------------------          -------------------------
Laura Davis Jones (#2436)             Mark D. Collins (#2981)
Robert S. Brady (#2847)               Karen C. Bifferato (#3279)
YOUNG, CONAWAY, STARGATT              RICHARDS, LAYTON & FINGER
  & TAYLOR                            One Rodney Square
Rodney Square North - 11th Floor      P.O. Box 551
P.O. Box 391                          Wilmington, DE  19899
Wilmington, DE  19899                 (302) 658-6541
(302) 571-6600

     -and-                                   -and-

Hendrik de Jong                        Ben H. Logan
Peter M. Gilhuly                       Suzzanne Uhland
LATHAM & WATKINS                       O'MELVENY & MYERS LLP
633 West Fifth Street                  400 S. Hope Street
Suite 400                              Los Angeles, CA  90071
Los Angeles, CA  90071                 (213) 669-6000

Attorneys for the Debtors                Attorneys for WEI Acquisition Co.




          SO ORDERED this 30 day of January, 1997.




                                 /s/ Peter Walsh
                                 ______________________________
                                 United States Bankruptcy Judge